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                                                                    Exhibit 10.1


                               LICENSE AGREEMENT


THIS AGREEMENT, made this 24th day of July, 2002 to be effective at the close of business on July 31, 2002 (hereinafter the "Effective Date"), by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business in Arden Hills, Minnesota (hereinafter together with its successors and assigns "LOL") and Dean Foods Company, a Delaware corporation with its principal place of business in Dallas, Texas (hereinafter together with its successors and assigns "DFC",) Morningstar Foods, Inc., a wholly owned affiliate of DFC (hereinafter together with its successors and assigns "Morningstar"), and Dairy Marketing Alliance, LLC, a Delaware limited liability company with its principal place of business in Arden Hills, Minnesota (hereinafter "DMA").

WHEREAS, LOL entered into a License Agreement dated July 10, 2000 with Landean, LLC, which company later changed its name to Dairy Marketing Alliance, LLC; and

WHEREAS, Dean Holding Company, formerly Dean Foods Company ("Dean Holding"), a wholly owned subsidiary of DFC, and LOL are joint owners and members of DMA; and

WHEREAS, Dean Holding and LOL have agreed that as of the Effective Date DMA shall be dissolved; and

WHEREAS, as part of the dissolution of DMA, LOL and DFC agreed to enter into this License Agreement and assign the Hood Licenses to DFC; and

WHEREAS, also as a part of the dissolution of DMA, LOL and DFC, or one or its affiliates, have agreed to enter into a license agreement for the sale by DFC of certain sour cream products to the foodservice channel of trade (the "Foodservice License Agreement") and two copack agreements for the processing by DFC of certain creamer (the "Creamer Co-Pack Agreement") and sour cream products (the "Sour Cream Co-Pack Agreement") for LOL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.       Definitions.

         The following definitions shall apply for the purposes of this
Agreement:

         1.1 Basic Dairy Products - The term "Basic Dairy Products" shall mean only those products set forth in Exhibit A to this Agreement, attached hereto and hereby incorporated by reference.

         1.2 Combination Products -- The term "Combination Products" shall mean only such refrigerated or shelf-stable products wherein such product contains as a total of its finished product formula at least seventy-five (75) percent or more of one or more of the following products: any Basic Dairy Product, light cream (131.155), heavy cream (131.150), light whipping cream (131.155), half & half (131.180), sour cream (131.160), or acidified sour cream (131.162); provided, however, Combination

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                  Products shall not include any product which is excluded
                  from the definition of Licensed Products as set forth in Exhibit B or which contains a total of its finished product formula less than seventy-five (75) percent of one or more of the Licensed Products and all rights to such "less than seventy-five (75) percent products" shall be retained by LOL.

         1.3 Content Claim - The term "Content Claim" shall mean any nutrient content claim as described in 21 CFR or any other claim made with respect to a product that expressly characterizes the addition or deletion of an ingredient as adding value to the product.

         1.4. Cream Products - The term "Cream Products" shall mean only refrigerated or shelf-stable half & half as defined by 21 CFR Section 131.180; light cream as defined by 21 CFR
                  Section 131.155; light whipping cream as defined by 21 CFR
                  Section 131.157; heavy whipping cream as defined by 21 CFR
                  Section 131.150; and whipping cream in aerosol form, flavored and unflavored, to the extent such products either
                  (i) meet the standard of identity for such products (if applicable) as set forth in April 1998 edition of the CFR or as may be amended in the future or (ii) make any Content Claim; provided, however, Creamers, as defined herein, are expressly excluded from the definition of Cream Products.

         1.5 Creamers -- The term "Creamers" shall mean only refrigerated or shelf-stable dairy or non-dairy, flavored or unflavored coffee creamers, with or without a fat reduction claim, packaged in single serving packages of four (4) ounces or less.

         1.6 Grip `N Go Intellectual Property -- The term "Grip `n Go Intellectual Property" shall mean the patented bottle utilized to package Grip `n Go(TM) beverage products (US Patent Number D428,813).

         1.7 Gross Sales -- The term "Gross Sales" shall mean all revenue from sales of Licensed Products less the actual cost of reasonable returns. Gross Sales shall include all revenue from sales of Hood Cream Products and Hood Sour Cream Products sold by Hood pursuant to the Hood License Agreements. Gross Sales shall not include revenue from sales of products co-packed by DFC or any of its affiliates for LOL.

         1.8 Hood Cream Products -- The term "Hood Cream Products" shall mean only half & half as defined by 21 CFR Section 131.180; fat-free half & half; heavy whipping cream as defined by 21 CFR Section 131.150; and whipping cream in aerosol form in regular and chocolate flavors, and in each case bearing a Trademark on the package. Hood Cream Products is defined to include all package sizes eight (8) ounces or greater; provided, however, DMA must approve in writing, which approval may be granted or withheld by DMA in its sole discretion, any package size before such size of Hood Cream Product is marketed or sold.

         1.9 Hood Cream Territory - The term "Hood Cream Territory" shall mean only the distribution channels specified below and located within those states (and portions



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                  thereof) set forth in Exhibit C attached hereto and hereby incorporated by reference. The distribution channels are: retail grocery stores, food and dairy wholesalers, convenience stores, military commissaries, and dairy distributors, but expressly excluding foodservice accounts and distributors, club stores (including but not limited to Costco and Sam's), and mass merchandisers (including but not limited to Wal-Mart, Target, and K-Mart); but expressly including BJ's and to those accounts to which Hood sold product under the June 25, 1996 License Agreement between LOL and Hood.

         1.10 Hood Sour Cream Products -- The term "Hood Sour Cream Products" shall mean only sour cream as defined by 21 CFR
                  Section 131.160, light sour cream, and no-fat sour cream, and in each case bearing a Trademark on the package. Hood Sour Cream Products is defined to include all package sizes; provided, however, DMA must approve in writing, which approval may be granted or withheld by DMA in its sole discretion, any package size before such size of Hood Sour Cream Products is marketed or sold.

         1.11 Hood Sour Cream Territory - The term "Hood Sour Cream Territory" shall mean only the distribution channels specified below and located within those states (and portions thereof) set forth in Exhibit D attached hereto and hereby incorporated by reference. The distribution channels are: retail grocery stores, food and dairy wholesalers, convenience stores, military commissaries, and dairy distributors, but expressly excluding foodservice accounts and distributors, club stores (including but not limited to Costco and Sam's), and mass merchandisers (including but not limited to Wal-Mart, Target, and K-Mart); but expressly including BJ's and to those accounts to which Hood sold product under the May 12, 1998 License Agreement between LOL and Hood.

         1.12 Infant Formula Products -- The term "Infant Formula Products" shall mean only shelf-stable or refrigerated, liquid, cow's milk-based or soy-based replacement for human breast milk and which products comply with the requirements of 21 CFR Sections 106 and 107 and such other requirements as may be imposed from time to time by the US Food and Drug Administration.

         1.13 Licensed Products -- The term "Licensed Products" shall mean only those products set forth in Exhibit B attached hereto and hereby incorporated by reference.

         1.14 Small Bottle Milk - The term "Small Bottle Milk" shall mean only milk (as defined in 21 Code of Federal Regulations
                  Section 131.110, 1998 edition or as may be amended in the future), refrigerated, or shelf-stable, with or without a fat and/or lactose reduction claim, packaged in plastic packaging containing less than 40 fluid ounces.

         1.15 Small Bottle Nutritional Milk -- The term "Small Bottle Nutritional Milk" shall mean only milk (as defined in 21 Code of Federal Regulations Section 131.110, 1998 edition or as may be amended in the future) refrigerated or shelf-stable packaged in



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                  plastic packaging containing less than 40 fluid ounces and containing any Content Claim in addition to or other than just fat and/or lactose reduction claims.

         1.16 Sour Cream Products - The term "Sour Cream Products" shall mean only refrigerated or shelf-stable sour cream as defined by 21 CFR Section 131.160 and acidified sour cream as defined by 21 CFR Section 131.162 to the extent such products either
                  (i) meet the standard of identity for such products as set forth in April 1998 edition of the CFR or as may be amended in the future or (ii) make any Content Claim .

         1.17 Soy Beverage Products -- The term "Soy Beverage Products" shall mean only refrigerated or shelf-stable soy milk and other soy-based beverage products whether or not such soy milk or other soy-based beverage products make any Content Claims .

         1.18 Territory - The term "Territory" shall mean only the fifty states of the United States, Puerto Rico, and the country of Canada.

         1.19 Trademarks - The term "Trademarks" shall mean only those trademarks set forth in Exhibit E attached hereto and hereby incorporated by reference.

         1.20 Value Added Dairy Products -- The term "Value Added Dairy Products" shall mean any refrigerated or shelf-stable product that fails to meet the definition of Basic Dairy Product only because it makes a Content Claim other than a Royalty Free Content Claim as described in Exhibit A to this Agreement, attached hereto and hereby incorporated by reference.

2.       Grant of License.

         Subject to the terms and conditions set forth herein:

         2.1 Except as otherwise noted herein and subject to the rights granted to H. P. Hood, Inc. ("Hood") pursuant to two (2) License Agreements between DMA and Hood dated January 1, 2002 (the "Hood Licenses"), LOL grants to DFC/Morningstar an exclusive, royalty bearing or royalty-free (depending on the specific product) license to utilize Trademarks in Territory on all sizes and types of packaging and in all channels of trade in connection with the manufacture, marketing, promotion, distribution, and sale of Licensed Products.

         2.2 The right to utilize Trademarks in connection with the manufacture, marketing, promotion, distribution, and sale of Sour Cream Products in Territory directly or indirectly to institutional accounts is expressly excluded from this license and is expressly reserved by LOL.

         2.3 The right to utilize Trademarks in connection with the manufacture, marketing, promotion, distribution, and sale of Creamers shall be exclusive to DFC/Morningstar except that LOL shall also have the right to manufacture, market,


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                  promote, distribute, and sell Creamers utilizing Trademarks to club stores, national accounts, and full line distributors only. LOL shall not grant such rights to others; provided however, LOL shall have the right to grant a license to third parties for the purpose of manufacturing and/or distributing Creamers on behalf of LOL for sale to club stores, national accounts, and full line distributors.

         2.4 In the event DFC sells one or more Value Added Dairy Products under a preponderance of DFC's regionally branded volume of comparable products or such Value Added Dairy Products are sold as a preponderance of volume of comparable products sold in Territory by third parties, the parties agree that on the date LOL receives written notice and documentation reasonably satisfactory to LOL that DFC has met the preponderance tests set forth above, the sales of such Value Added Dairy Product(s) shall be on a royalty-free basis.

         2.5 The parties agree that products may be added to the definition of Licensed Products from time to time by the mutual written agreement of the parties; provided, however, nothing herein shall prohibit or restrict in any way LOL from manufacturing and selling, directly or indirectly, any product not expressly licensed to DFC/Morningstar hereunder. Any products added to the definition of Licensed Products shall be on a royalty-bearing basis which royalty is mutually agreed upon by DFC/Morningstar and LOL and is consistent with the royalty rates set forth in this Agreement, taking into consideration the expected research and development, advertising, marketing, promotion, and other costs and the expected distribution and positioning of such product.

         2.6 DFC/Morningstar shall not allow any product for which a license is hereunder granted to be manufactured for it by any third party without LOL's prior written consent.

         2.7 Except as set forth in Section 28 hereof, DFC/Morningstar shall not assign the license granted hereunder nor grant any license or sublicense to utilize Trademarks for any reason; provided, however, the parties agree that DFC/Morningstar may sublicense the rights granted herein to any wholly owned subsidiary of DFC or assign such license to any subsidiary or affiliate which is controlled and majority owned by DFC. In the event of any such assignment or sublicense, the parties expressly agree that DFC shall remain responsible for all of the obligations set forth in this Agreement.

         2.8 Except as provided above, LOL agrees that it shall not use Trademarks in connection with the sale of Licensed Products in Territory, but nothing herein shall prohibit LOL from using or permitting third parties to use Trademarks in Territory on any products other than Licensed Products, or outside of Territory on any product and LOL expressly reserves the right to do so. All rights not expressly licensed hereunder to DFC/Morningstar are retained by LOL.



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         2.9      Subject to the Hood Licenses and the rights reserved by LOL in
                  Section 2.3, LOL grants to DFC an exclusive, royalty-free license to the formula owned by LOL for fat-free half and half (the "Formula").

        2.10 LOL grants to DFC an exclusive, royalty bearing license to use the Grip `N Go Intellectual Property in connection with any of the Licensed Products.





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3.       Trademark Rights.

         3.1 DFC/Morningstar hereby acknowledges the validity of Trademarks and LOL's ownership of Trademarks. DFC/Morningstar further acknowledges the reasonableness and validity of this Agreement.

         3.2 DFC/Morningstar agrees that nothing herein shall give DFC/Morningstar any right, title or interest in Trademarks, except the right to use Trademarks in accordance with the terms of this Agreement. DFC/Morningstar further agrees that Trademarks are the sole property of LOL and any goodwill generated from any and all uses of Trademarks shall inure to the benefit of LOL. DFC/Morningstar agrees that nothing herein shall give DFC/Morningstar any right, title or interest in any of LOL's Trademarks, except the right to use Trademarks in accordance with the terms and conditions of this Agreement.

         3.3 DFC/Morningstar agrees to assign to LOL, in the event of termination of this Agreement, and without additional consideration, any rights and equities related to Trademarks and any goodwill incidental to such rights that may be vested or believed to be vested in DFC/Morningstar as the result of the activities of DFC/Morningstar pursuant to this Agreement.

         3.4 DFC/Morningstar acknowledges and desires to maintain the validity of Trademarks and the valuable goodwill associated with Trademarks for the benefit of LOL. DFC/Morningstar agrees, therefore, to use Trademarks rights in accordance with the Brand and Trademark Usage Manual provided to DFC by LOL together with such reasonable changes to such Manual as may be made from time to time by LOL and proper trademark usage and consistent with the character and image of Trademarks. DFC/Morningstar shall not, directly or indirectly, attack or assist a third party in attacking the validity of Trademarks.

         3.5 DFC/Morningstar shall not claim any ownership rights in or to Trademarks or the goodwill associated therewith or use any trademark or tradename confusingly similar to the trademarks which are included in Trademarks.

         3.6 DFC/Morningstar agrees, upon the request and at the sole cost and expense of LOL, to aid and assist LOL in the registration and maintenance of Trademarks and in any litigation or resolution of claims with respect to Trademarks, as LOL may request.

4.       Term.

         The initial term of this Agreement shall commence on the day and year first above written and shall continue in perpetuity unless terminated by either party as provided for in Section 11.


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5.       Quality Control.

         5.1 DFC/Morningstar desires to maintain the validity of Trademarks and goodwill associated therewith and DFC/Morningstar agrees, therefore, to maintain high standards in manufacturing and packaging of Licensed Products.

         5.2 DFC/Morningstar agree that Licensed Products shall be manufactured, packaged, stored, distributed and sold in accordance with all applicable federal, state or local laws, regulations, rules and guidelines, including but not limited to good manufacturing practices prevailing in the industry, now in effect or which may hereinafter come into effect.

         5.3 DFC/Morningstar agree that Licensed Products shall be manufactured and packaged in accordance with the formulas, specifications, and samples mutually approved by DFC/Morningstar and LOL prior to the initial manufacture of each and every Licensed Products by DFC/Morningstar or a third party manufacturer. The parties agree that all formulas and specifications utilized by LOL, DMA or DFC as of the Effective Date of this Agreement shall be deemed approved by LOL. In the event DFC/Morningstar desires to make any modifications to the formulas or specifications for Licensed Products, it shall provide LOL with written notice of DFC/Morningstar's desire to make such modifications. LOL shall respond to DFC/Morningstar's request for such modifications as soon as reasonably possible, but in no event more than thirty (30) days after LOL's receipt of DFC/Morningstar's notice of the proposed modifications or LOL's approval of the proposed modifications shall be presumed. The parties agree that no modifications shall be made to the formulas or specifications for Licensed Products without LOL's prior approval, which consent shall not be unreasonably withheld.

         5.4 DFC/Morningstar agrees to provide LOL, at DFC/Morningstar's expense, with reasonable samples of Licensed Products, on a quarterly basis, upon receipt of requests from LOL. Any samples requested by LOL more frequently than on a quarterly basis shall be at LOL's expense.

         5.5 DFC/Morningstar shall allow LOL, or its designated representative, to inspect, on a confidential basis, a copy of all DFC's quality control manuals that relate to the safety and quality of the manufacture, packaging and storage of Licensed Products. DFC/Morningstar agrees to manufacture, package and store Licensed Products in strict accordance with such manuals.

         5.6 DFC shall keep and maintain, for a period of at least two (2) years following each production run, complete and accurate production, quality control and distribution records relating to Licensed Products. LOL shall have the right to inspect all such records on a confidential basis during normal business hours and subsequent to providing DFC with at least forty-eight (48) hours prior notice.



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6.       Quality Assurance.

         6.1 DFC/Morningstar agrees to provide for and allow duly authorized representatives of LOL, on a confidential basis, to inspect and test all DFC/Morningstar and any third party facilities at which Licensed Products are going to be manufactured prior to the initial manufacture and on a semi-annual basis thereafter. The parties agree that all facilities that have been approved by LOL prior to the Effective Date do not need to be re-approved by LOL prior to the initial manufacturing of Licensed Products pursuant to this License Agreement. LOL agrees any such inspections shall be on confidential basis during normal business hours and further agrees to provide DFC/Morningstar with at least forty-eight (48) hours prior notice of any such inspection. The parties agree that except in the event DFC/Morningstar's facilities are unsanitary, are not in compliance with applicable laws, regulations, or rules, or conditions exist which do or may cause a health risk relating to Licensed Products, the QA representatives of LOL shall not disclose specific information relating to DFC/Morningstar's facilities.

         6.2 If any such facilities are in unsanitary condition or do not otherwise comply with applicable law or government regulations, or with the terms of this Agreement, or if in LOL's determination they pose a risk of producing products not in accordance with the product and packaging specifications, DFC/Morningstar agrees that it or its representative shall initiate such actions as may be necessary to correct the deficiencies and to bring the facilities into compliance. DFC/Morningstar's failure to complete such action within seven
                  (7) days or failure to take all commercially reasonable actions necessary to complete the correction of such deficiencies as soon as possible shall constitute a material breach under this Agreement.

         6.3 Except for routine scheduled inspections by a governmental agency (except for an inspection which indicates an unsanitary practice or public health concern; which DFC/Morningstar shall report to LOL), DFC/Morningstar shall promptly notify LOL of all inspections by a governmental agency of the facilities utilized to produce Licensed Products and DFC/Morningstar shall make available for review or provide to LOL upon request a copy of any inspection report or audit relating to the facility, equipment or ingredients utilized to manufacture Licensed Products. DFC/Morningstar shall notify LOL immediately by telephone of any information which indicate the presence of salmonella, listeria or any other bacteriological agent or substance which is considered by health authorities as being indicative of either unsanitary practices or of public health concern or any other material product safety or quality issues with regard to any Licensed Product or issues which result or cause DFC/Morningstar to consider the possibility of a product withdrawal, retrieval or recall of Licensed Products.

         6.4 LOL shall have the right to participate in discussions relating to the quality of Licensed Products. In the event that physical conditions exist at the manufacturing facility that potentially will adversely affect the quality of Licensed Products or in the event Licensed Products do not comply with the finished product specifications,



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                  the parties agree that LOL shall have the right to direct
                  DFC/Morningstar managerial or supervisory personnel to take such action (but not specific steps) as is necessary to immediately remedy such conditions or non-compliance and/or LOL shall have the right to direct such personnel to discontinue the production of Licensed Products until such time as such conditions are or non-compliance is remedied.

7.       Packaging, Labels, Advertising and Promotional Information.

         7.1 DFC/Morningstar agrees to submit to LOL, and LOL shall review for approval prior to use, samples of all packaging, labels, advertising and other materials which utilize, incorporate or make reference to Trademarks. The parties agree that all packaging, labels, advertising, and other materials utilized by LOL, DFC or DMA as of the Effective Date shall be deemed approved by LOL. DFC/Morningstar agrees that it shall not create any new packaging or make any changes to LOL's existing packaging without obtaining LOL's prior written approval in accordance with the procedure set forth in this Section. LOL shall communicate to DFC/Morningstar in writing LOL's approval or any objection to such samples within ten (10) working days after LOL's receipt of such samples or LOL's approval shall be presumed. LOL's approval of such samples shall not be unreasonably withheld. DFC/Morningstar agrees to make any changes which LOL requests to ensure that Trademarks are used in accordance with proper trademark usage and are consistent with the character and image of Trademarks. DFC/Morningstar agrees that on or before June 30, 2003 with respect to Basic Dairy Products and December 31, 2002 for all other Licensed Products, it shall redesign all packages of Licensed Products, as necessary, so that such packages utilize the new "unified" brandmark being utilized by LOL. DFC/Morningstar further agrees that in the event LOL makes future modifications of its brandmark, DFC/Morningstar shall make modifications, on a commercially reasonable timetable, to packaging for all Licensed Products so that the packaging graphics and brandmark usage for Licensed Products is consistent with LOL's graphics and brandmark usage. DFC/Morningstar agrees that the advertising and promotional themes utilized in all customer and consumer communications in connection with Licensed Products shall be consistent with the positioning, values and brand personality (as described in the then current Land O'Lakes Brand and Trademark Usage Manual) utilized by LOL. The parties agree to meet at least every six (6) months during the term of this Agreement to discuss advertising and promotional themes.

         7.2 DFC/Morningstar agrees that all packages, labels, advertising and other materials which utilize a trademark shall include the following statement or similar statement agreed to in writing by LOL: "The LAND O LAKES Brand name is used under license from Land O'Lakes, Inc."

8.       Positioning  of Licensed Products.


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



         LOL and DFC/Morningstar acknowledge and agree that Trademarks are utilized on products which are generally premium priced. For the purposes of this Agreement, premium priced shall mean that Licensed Products shall be priced above competitive private label and second label products.

9.       Royalties.

         9.1 During the term of this Agreement, DFC agrees to pay to LOL the following royalties for use of trademark:

                  (a) Basic Dairy Products in refrigerated form -- royalty free;

                  (b) Basic Dairy Products in shelf-stable form - royalty free;

                  (c) Value Added Dairy Products in refrigerated form - 1.5% of Gross Sales; provided , however, the parties agree that milk which has been fortified with the addition of vitamins, minerals, calcium and/or protein, flavored or unflavored and packaged so as to contain greater than 40 fluid ounces and with or without any fat reduction claim shall be royalty-free;

                  (d) Value Added Dairy Products in shelf stable form - 3% of Gross Sales; provided, however, the parties agree that milk which has been fortified with the addition of vitamins, minerals, calcium and/or protein, flavored or unflavored and packaged so as to contain greater than 40 fluid ounces and with or without any fat reduction claim shall be royalty-free;

                  (e)      Cream Products in refrigerated form - 1.5% of Gross
                           Sales;

                  (f)      Cream Products in shelf-stable form - 3% of Gross
                           Sales;

                  (g) Sour Cream Products in refrigerated form - 1.5% of Gross Sales;

                  (h) Sour Cream Products in shelf-stable form - 3% of Gross Sales;

                  (i) Creamers (refrigerated or shelf-stable) - 3% of Gross Sales; provided, however, the parties agree that to the extent DFC/Morningstar converts sales of its International Delight Creamers to sales of Creamers utilizing Trademarks, the first twenty-five million dollars ($25,000,000.00) of such conversion sales each calendar year shall by royalty-free. The parties acknowledge and agree that DFC and its affiliates have sold Creamers utilizing Trademarks prior to the Effective Date and that the continued sale of such Creamers following the Effective Date shall not constitute conversion sales and shall bear a royalty;

                  (j) Combination Products in refrigerated form - 1.5% of Gross Sales;


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                  (k)      Combination Products in shelf-stable form - 3% of
                           Gross Sales;

                  (l) Small Bottle Milk in refrigerated form - royalty-free;

                  (m) Small Bottle Milk in shelf-stable form - royalty-free;

                  (n) Small Bottle Nutritional Milk in refrigerated form - 1.5% of Gross Sales;

                  (o) Small Bottle Nutritional Milk in shelf-stable form - 3% of Gross Sales;

                  (p) Infant Formula Products (refrigerated or shelf-stable) - 3% of Gross Sales;

                  (q) Soy Beverage Products in refrigerated form - 1.5% of Gross Sales;

                  (r) Soy Beverage Products in shelf-stable form - 3% of Gross Sales;

                  (s) All Licensed Products regardless of type or form (and regardless of royalty rates set forth above) sold in Canada or Puerto Rico - 3% of Gross Sales; and

                  (t) All Licensed Products sold in packages utilizing Grip `n Go Intellectual Property -- 1.5% of Gross Sales with respect to sales of royalty-free Licensed Products and the applicable royalty rate with respect to sales of royalty bearing Licensed Products.

         9.2 The parties agree that fifteen (15) days following the end of each calendar quarter during the term of this Agreement, commencing with October 15, 2002 (the first period shall cover the period from the Effective Date to the end of the calendar quarter), DFC agrees to provide LOL with a written summary of the volume and Gross Sales for each type and form (refrigerated or shelf-stable) of all royalty bearing Licensed Products utilizing Trademarks sold by DFC or Hood pursuant to the Hood Licenses during the immediately preceding calendar quarter. Each summary shall be accompanied by payment from DFC to LOL for the actual royalties owed for the immediately preceding calendar quarter. The parties agree that the obligation to pay royalties shall continue so long as DFC/Morningstar is selling Licensed Products utilizing Trademarks.

         9.3 DFC guarantees that it shall pay the following minimum royalties in connection with the sale of Licensed Products utilizing Trademarks each calendar year during the term of this Agreement.

                  (a) One Million Three Hundred Thousand Dollars ($1,300,000.00) for the 2002 calendar year which amount shall be prorated on the basis of the number of days left in the 2002 calendar year from the Effective Date divided by 365;

                  (b) One Million Eight Hundred Thousand Dollars ($1,800,000.00) for the 2003 calendar year;

                  (c) Two Million Three Hundred Thousand Dollars ($2,300,000.00) for the 2004 calendar year; and

                  (d) Three Million Dollars ($3,000,000.00) for the 2005 calendar year and each and every calendar year thereafter during the term of this Agreement.

                  In the event that the actual royalties paid by DFC to LOL for the sale of Licensed Products which utilize Trademarks for any calendar year is less than the minimum royalty guarantee for such calendar year, as described above, the parties agree that on or before January 15 of the year immediately following the calendar year in which the actual royalties paid are less than the appropriate minimum guarantee, DFC shall pay to LOL the difference between the appropriate minimum royalty and the actual royalties paid by DFC to LOL for the sale of Licensed Products utilizing Trademarks for such calendar year. The parties agree that the obligation to pay minimum royalties shall continue until payment is made for the calendar year in which this Agreement is terminated. The parties agree that DFC shall have the right to carry over any royalties paid for the sale of Licensed Products which utilize Trademarks in excess of the minimum royalty guarantee in one calendar year and apply such excess to the minimum royalty guarantee requirement only in the immediately succeeding calendar year. The parties expressly agree that the portion or all of the excess royalty carried over from one year to the immediately succeeding calendar which is not needed in such succeeding calendar year (given that DFC achieved the annual minimum royalty without using some or all of the excess royalty from the previous year) shall not be added to the actual royalties for such succeeding calendar year and shall not be carried over to any further succeeding calendar years.

         9.4 The parties agree that all royalties payments made by DFC to LOL shall be made in United States currency and shall be made by wire transfer unless LOL requests an alternate form of payment.

10.      Brand Exposure.

         10.1 DFC agrees to utilize good faith efforts to sell Licensed Products utilizing Trademarks during the term of this Agreement.

         10.2 In order to ensure the good faith use of the Trademarks, DFC agrees to make the following sales of Licensed Products, excluding Basic Dairy Products, utilizing Trademarks each calendar year during the term of this Agreement:

                  (a) Seventy-five Million Dollars ($75,000,000.00) of sales of Licensed Products utilizing Trademarks during the 2002 calendar year.;

                  (b) One Hundred Million Dollars ($100,000,000.00) of sales of Licensed Products utilizing Trademarks during the 2003 calendar year;

                  (c) One Hundred Twenty-five Million Dollars ($125,000,000.00) of sales of Licensed Products utilizing Trademarks during the 2004 calendar year;

                  (d) One Hundred Fifty Million Dollars ($150,000,000.00) of sales of Licensed Products utilizing Trademarks during the 2005 calendar year; and

                  (e) Two Hundred Million Dollars ($200,000,000.00) of sales of Licensed Products utilizing Trademarks during each of the 2006 calendar year and every calendar year thereafter during the term of this Agreement.

         10.3 The parties agree that for the 2002 calendar year DFC shall be allowed to include in its sales total sales made by DMA and DMA's licensees. For the 2002 calendar year and all succeeding years, DFC shall be allowed to include in its sales total sales made by Hood under the Hood Licenses.

         10.4 For purposes of determining whether or not DFC has met its requisite brand exposure threshold, as set forth above, the parties agree that DFC shall have the right to carry over any sales of Licensed Products utilizing Trademarks in excess of the appropriate brand exposure threshold in one calendar year and apply such excess to the brand exposure threshold requirement in the immediately succeeding calendar year. The parties agree such excess may be used only to meet the threshold requirement and shall not be added to the sales of Licensed Products and thereby carried forward beyond the immediately succeeding calendar year.

11.      Termination.

         11.1 This Agreement may be terminated immediately by either party in the event DFC or LOL:

                  (a)      becomes insolvent;

                  (b) files or has filed involuntarily against it a petition under the United States Bankruptcy Code or under or pursuant to any state bankruptcy act or under any similar federal or state law which is not removed within one hundred twenty (120) days.

                  (c) admits in writing its inability to pay its debts generally as they become due;

                  (d) suspends or terminates its operations or liquidates or dissolves; or

         11.2 In the event DFC fails to meet the requisite brand exposure threshold (including carryover rights), as set forth in
                  Section 10 above, for any calendar year during the term of this Agreement, the parties agree that LOL shall have the option, every year such threshold requirement is not met or exceeded by DFC (unless DFC terminates such license as provided below in this Section), to terminate the license rights granted in Sections 2.1 of this Agreement with respect to all Licensed Products except for Basic Dairy Products and any Value Added Dairy Products that have become royalty free pursuant to
                    Section 2.4. Such option may be exercised by LOL upon (i) delivery to DFC of written notice within 90 days following LOL's receipt of notice of DFC's failure to meet brand exposure thresholds for the preceding calendar year or within 120 days of the end of a calendar year in which DFC failed to meet the brand thresholds and (ii) payment to DFC of the fair market value of such license rights. The parties agree that fair market value shall be determined such that minimal or no value shall be placed on license rights for those products which DFC is not utilizing at any time which LOL exercises its option and such that the value assigned to products in development and/or test market shall be discounted for appropriate likelihood of success. Fair market value shall be determined as follows: (i) DFC shall obtain a reputable, independent, and experienced entity to establish a fair market value of the license rights; (ii) LOL shall obtain a reputable, independent, and experienced entity to establish a fair market value of the license rights; and (iii) the entity selected by DFC and LOL shall agree upon a third reputable, independent, and experienced entity which entity shall make a determination designating the DFC fair market value or the LOL fair market value as the final market value of the license rights. In the event LOL does not exercise its right to terminate such license rights, the parties agree that DFC, upon at least sixty (60) days written notice to LOL, may terminate such license rights and the obligations set forth in Sections 9 and 10 of this Agreement.

12.      Effects of  Termination.

         12.1 Upon the termination of this Agreement, the license and rights granted hereunder shall immediately become null and void and DFC/Morningstar shall discontinue all uses of Trademarks; provided, however, DFC/Morningstar shall have a period of three (3) months from the date of termination to sell or otherwise dispose of any existing inventory of Licensed Products which display or utilize Trademarks. The parties agree that the terms and conditions of this Agreement, including but not limited to the provisions pertaining to reporting and payment of royalties and quality control and quality assurance, shall apply to all sales and other dispositions of Licensed Products occurring during such three (3) months period.

         12.2 Upon the termination of this Agreement, LOL shall have the option to purchase, at DFC/Morningstar's actual cost, a portion or all of any Licensed Products and any labeling materials, advertising or promotional materials, literature, art work, copy or store displays which display the Trademarks which are in DFC/Morningstar's custody or control at the time of termination. DFC/Morningstar agrees that any such labeling materials, advertising or promotional materials, literature, art work, copy, or store displays not purchased by LOL as described herein shall be destroyed by DFC no later than one hundred twenty (120) days after the termination of this Agreement.

                    DFC/Morningstar further agrees to provide LOL with written documentation signed by an officer of DFC certifying the destruction of such materials.

13.       Production and  Operations Expenses.

          The parties agree that except as expressly set forth herein DFC/Morningstar shall bear all costs and expenses arising from the manufacture, packaging, storage, distribution, marketing, sale and other operational expenses relating to Licensed Products.

14.       Consumer Correspondence.

          The parties agree that all packaging for Licensed Products which utilize Trademarks shall bear a toll-free telephone number that is owned by or on behalf of DFC. DFC shall be responsible for handling, in a commercially reasonable manner, all consumer correspondence relating to Licensed Products which utilize Trademarks. Within fifteen
          (15) days following the end of each calendar quarter during the term of this Agreement and within fifteen (15) days following the end of each month for four (4) months after the termination of this Agreement, DFC agrees to provide to LOL a summary of all consumer correspondence (written, oral, or otherwise) which DFC received or is aware of during the preceding month and which correspondence relates to Licensed Products which utilize Trademarks. DFC further agrees to immediately notify and provide LOL with details of any six (6) or more consumer complaints relating to Licensed Products utilizing Trademarks of a similar nature which are received by DFC during any consecutive four (4) week period during the term of this Agreement and the three
          (3) months following such termination.

15.       Product Recall or Recovery.

          Both parties agree to promptly notify the other party of all circumstances that would cause a company, utilizing reasonable business judgement, to consider the possibility of the implementation of a product recall or recovery of Licensed Products which utilize any Trademarks. In each event DFC/Morningstar shall make the initial decision as to whether or not to implement a product recall or recovery. DFC/Morningstar agrees to implement any product recall or recovery in accordance with product recall and recovery procedures mutually agreed upon by the parties. DFC/Morningstar shall permit LOL to cooperate and assist in implementing such recall or recovery at DFC/Morningstar's cost and expense. All such recalls and recoveries shall be at DFC/Morningstar's sole cost and expense. If DFC reasonably declines to implement a product recall or recovery, LOL may require DFC to implement a product recall or recovery at LOL's cost and expense. If it is later determined that DFC/Morningstar did not act reasonably in declining to implement a product recall or recovery, it shall reimburse LOL the costs of such recall or recovery.

16.       Indemnification.

          16.1 DFC/Morningstar hereby indemnifies and holds harmless LOL, and will defend or cause LOL to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees)
                    arising out of or in any way connected with the manufacture, packaging, storage, distribution or sale of Licensed Products by DFC/Morningstar; provided, however, such obligation of indemnification shall not apply to any claims, demands, causes of action, losses, damages, costs and expenses arising out of or in any way connected with acts, omissions, or negligence of LOL. This indemnity shall survive the termination of this Agreement.

          16.2 DFC/Morningstar represents and warrants that Licensed Products shall not be misbranded or adulterated. DFC/Morningstar hereby indemnifies and holds harmless LOL, and will defend or cause LOL to be defended, from and against any and all claims, demands, administrative actions, causes of action, losses, damages, costs and expenses (including reasonable attorney's fees) arising out of or in any way connected with the misbranding or adulteration of Licensed Products by DFC/Morningstar. This indemnity shall survive the termination of this Agreement.

          16.3 LOL represents and warrants to DFC/Morningstar that Trademarks, Formula and Grip `N Go Intellectual Property are owned by LOL and the use of Trademarks, Formula and Grip `N Go Intellectual Property by DFC/Morningstar, as authorized by this Agreement, shall not infringe upon the rights of any third party.

          16.4 LOL hereby indemnifies and holds harmless DFC/Morningstar, and will defend or cause to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with DFC/Morningstar's authorized use of Trademarks, Formula or Grip `N Go Intellectual Property. This indemnity shall survive the termination of this Agreement.

17.      Research and Development Services.

         The parties agree to evaluate in good faith throughout the term of this Agreement the possibility of LOL performing certain research and development services on behalf of DFC/Morningstar relating to Licensed Products upon terms and conditions as may be mutually agreed upon by DFC and LOL.

18.      Tax Considerations.

         DFC/Morningstar agrees to provide information reasonable requested by LOL which LOL deems necessary to attempt to qualify royalty revenue received pursuant to this Agreement as member business for LOL.

19.      Audit Rights.

         DFC/Morningstar agrees to maintain complete and accurate records relating to the sales Basic Dairy Products in Puerto Rico and Canada and relating to sales of Licensed Products, all returns of such products, and all royalties paid to LOL for such products. DFC/Morningstar agrees to retain copies of such records for at least five (5) years following the expiration of the calendar year during which sales of such products were made. DFC/Morningstar agrees to permit such records to be examined periodically, during normal business hours on a confidential basis and following at least 48 hours prior notice, by LOL audit personnel or an independent auditor or CPA firm designated by LOL.

20.      Termination of Agreements.

         20.1 DFC, LOL and DMA agree that the License Agreement dated July 10, 2000 between Landean, LLC (DMA) and LOL is hereby terminated as of the Effective Date and no rights, obligations, or provisions shall survive as of the Effective Date. Such License Agreement is completely superseded and replaced by this Agreement.

         20.2 DFC, LOL, and DTMC, Inc. (a wholly owned subsidiary of DFC) agree that the License Agreement dated July 10, 2000 between DTMC and LOL is hereby terminated as of the Effective Date and no rights, obligations, or provisions shall survive as of the Effective Date. Such License Agreement is completely superseded and replaced by this Agreement.

          20.3 Dean Holding, DMA, and LOL agree that the three (3) Sublicense Agreements dated July 10, 2000 between Landean, LLC (DMA) and DFC are hereby terminated as of the Effective Date and no rights, obligations, or provisions shall survive as of the Effective Date. Such Sublicense Agreements are completely superseded and replaced by this Agreement.

          20.4 DFC and LOL agree that the License Agreement dated December 18, 1997, between LOL and Ultra Products Company (a wholly controlled affiliate of DFC) shall be terminated upon execution of the Creamer Co-Pack Agreement.

21.      Other Obligations.

         LOL and DFC/Morningstar do not hereby assume, do not agree to assume and shall not be responsible for any liability or obligation of any kind or nature of the other party, except as expressly provided in this Agreement.

22.      Entire Agreement; Amendments.

         This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties and supersedes all previous discussions and agreements. This Agreement may be amended or modified only by a writing duly executed by authorized representatives of the parties.

23.      Severability.

         The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

24.      Waiver.

         The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of the same or any other future breach of any provision(s) in this Agreement.

25.      Injunctive Relief.

         25.1 In the event either DFC/Morningstar or LOL commits a breach, the parties hereby expressly agree that the other party shall have the right to injunctive relief, including but not limited to a permanent restraining order enjoining any continuing breach and/or an order that the breaching party take such actions as ordered by the court to ensure that the breach does not reoccur.

         25.2 The parties agree that the losing party in any action brought shall pay the reasonable attorneys' fees and other costs incurred by the winning party or parties, in the prosecution or defense of such action.

26.      Relationship of Parties.

         This Agreement is not intended and shall not be construed to constitute either party as the joint venture or franchising partner, employee, agent or legal representative of the other, and neither party shall have any authority, express, implied or apparent, to assume or create any obligations on behalf of or in the name of the other party.

27.      Notice.

         Any notice required or permitted under this Agreement shall be deemed to have been properly given if a written notice shall have been hand-delivered to the addressee or a written notice shall have been deposited, first class, postage prepaid, in the United States mail addressed to the respective parties as follows or such other address as each party may, in the future, designate in writing to the other party:

         To DFC/Morningstar:            Morningstar Foods, Inc.
                                        Dean Foods Company
                                        Suite 1200
                                        2515 McKinney Avenue
                                        Dallas, TX  75201
                                        Attention:  General Counsel

         To LOL:                        Land O'Lakes, Inc.
                                        4001 Lexington Avenue North
                                        Arden Hills, MN 55126
                                        Attention:  Law Department

28.      Assignment.

         Except as set forth in Section 2.7, neither this Agreement nor DFC/Morningstar's rights or obligations may be assigned in whole or in part, by DFC/Morningstar without the prior written consent of LOL; provided, however, that DFC may assign this Agreement in connection with the sale of all or substantially all of the assets of DFC. Any prohibited assignment is void.

29.      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota or Federal trademark law where applicable.

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.

MORNINGSTAR FOODS, INC.                               LAND O'LAKES, INC.

By: /s/ HERMAN GRAFFUNDER                             By: /s/ CHRISTOPHER J. POLICINSKI
    ---------------------------------------               ----------------------------------

Print Name: Herman Graffunder                         Print Name:  Christopher J. Policinski

Title: President                                      Title:  Ex. VP and COO



DEAN FOODS COMPANY                                    DAIRY MARKETING ALLIANCE, LLC

By: /s/ GREGG L. ENGLES                               By: /s/ PETER S. JANZEN
    ---------------------------------------               ----------------------------------

Print Name: Gregg L. Engles                           Print Name:  Peter S. Janzen

Title: Chairman and Chief Executive Officer           Title:  Secretary



DTMC, INC.                                            DEAN HOLDING COMPANY

By: /s/ MICHELLE P. GOOLSBY                           By: /s/ MICHELLE P. GOOLSBY
    ---------------------------------------               ----------------------------------

Print Name: Michelle P. Goolsby                       Print Name: Michelle P. Goolsby

Title: President                                      Title: Ex. VP and General Counsel